UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)

                                MOVE, INC. (MOVE)
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    62458M108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Funds
                               19605 NE 8th Street
                                 Camas, WA 98607
                                 (360) 604-8600

--------------------------------------------------------------------------------
                                 With a copy to:

                               Henry Lesser, Esq.
                                DLA Piper US LLP
                             2000 University Avenue
                            East Palo Alto, CA 94303
                                 (650) 833-2000

--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 24, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

     WC
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    3,497,870 common shares (2.3%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           3,497,870
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 3,497,870; for all reporting persons as a group, 22,065,886 shares (14.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Bulldog Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

     WC
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    13,898,140 common shares (9.2%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           13,898,140
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 13,898,140; for all reporting persons as a group, 22,065,886 shares (14.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Canadian Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

     WC
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    689,270 common shares (0.5%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           689,270
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 689,270; for all reporting persons as a group, 22,065,886 shares (14.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The DIII Offshore Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

     WC
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Bahamas
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    3,980,606 common shares (2.6%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           3,980,606
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 3,980,606; for all reporting persons as a group, 22,065,886 shares (14.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Nierenberg Investment Management Company, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

     AF
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        22,065,886 common shares (14.5%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    22,065,886
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 22,065,886 shares; for all reporting persons as a group, 22,065,886 shares (14.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Nierenberg Investment Management Offshore, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

     AF
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Bahamas
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,980,606 common shares (2.6%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    3,980,606
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 3,980,606; for all reporting persons as a group, 22,065,886 shares (14.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     David Nierenberg
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

     AF
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        22,065,886 common shares (14.5%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    22,065,886
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 22,065,886; for all reporting persons as a group, 22,065,886 shares (14.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

      This Amendment No.5 to Schedule 13D (this "Amendment") amends the below-indicated items from the Schedule 13D previously filed by or on behalf of the undersigned parties (the "Reporting Persons"), as previously amended (the "Schedule 13D"), by supplementing such Items with the information below:

Item 3. Source and Amount of Funds or Other Consideration.

      The total amount of funds used by the Reporting Persons to make all purchases of Shares beneficially owned by the Reporting Persons, as reported in
Item 5(c), was $5,444,245. The source of funds for purchases of Shares by each of the Reporting Persons is the working capital of the applicable D3 Family Fund.

Item 5. Interest in Securities of the Issuer.

      (a, b) The Reporting Persons, in the aggregate, beneficially own 22,065,886 Shares, constituting approximately 14.5% of the outstanding Shares.

      (c) Since the previous amendment to the Schedule 13D, the following purchases of Shares were made by the Reporting Persons named below in open market transactions:

  Fund                                       Trade Date            Shares Bought        Price
  ------------------------------------- --------------------- ------------------- ------------
------------------------------------------------------------------------------------------------
  D3 Family Fund, LP                         05/19/2008                    2,000         2.98
  D3 Family Bulldog Fund, LP                 05/19/2008                      800         2.98
  DIII Offshore Fund, LP                     05/19/2008                    2,000         2.98
  D3 Family Fund, LP                         05/20/2008                   22,900         2.95
  D3 Family Bulldog Fund, LP                 05/20/2008                   83,500         2.95
  DIII Offshore Fund, LP                     05/20/2008                   23,200         2.95
  D3 Family Fund, LP                         05/21/2008                   19,115         2.95
  D3 Family Bulldog Fund, LP                 05/21/2008                   77,700         2.95
  D3 Family Canadian Fund, LP                05/21/2008                    2,470         2.95
  DIII Offshore Fund, LP                     05/21/2008                   19,555         2.95
  D3 Family Fund, LP                         05/22/2008                   15,955         3.00
  D3 Family Bulldog Fund, LP                 05/22/2008                   59,190         3.00
  D3 Family Canadian Fund, LP                05/22/2008                    2,225         3.00
  DIII Offshore Fund, LP                     05/22/2008                   17,787         3.00
  D3 Family Fund, LP                         05/23/2008                   27,800         2.93
  D3 Family Bulldog Fund, LP                 05/23/2008                  115,440         2.93
  D3 Family Canadian Fund, LP                05/23/2008                    6,673         2.93
  DIII Offshore Fund, LP                     05/23/2008                   30,087         2.93
  D3 Family Canadian Fund, LP                05/27/2008                    1,400         2.94
  D3 Family Fund, LP                         05/28/2008                   21,625         2.94
  D3 Family Bulldog Fund, LP                 05/28/2008                   83,000         2.94
  D3 Family Canadian Fund, LP                05/28/2008                    6,140         2.94
  DIII Offshore Fund, LP                     05/28/2008                   31,635         2.94
  D3 Family Fund, LP                         05/29/2008                      800         2.95
  D3 Family Bulldog Fund, LP                 05/29/2008                    9,900         2.95
  D3 Family Canadian Fund, LP                05/29/2008                    2,678         2.95
  D3 Family Fund, LP                         06/02/2008                   10,000         2.94
  D3 Family Bulldog Fund, LP                 06/02/2008                   31,500         2.94
  D3 Family Canadian Fund, LP                06/02/2008                    2,865         2.94

  DIII Offshore Fund, LP                     06/02/2008                   14,635         2.94
  D3 Family Fund, LP                         06/03/2008                    9,850         2.93
  D3 Family Bulldog Fund, LP                 06/03/2008                   41,810         2.93
  D3 Family Canadian Fund, LP                06/03/2008                    2,059         2.93
  DIII Offshore Fund, LP                     06/03/2008                   10,852         2.93
  D3 Family Fund, LP                         06/04/2008                    1,000         2.93
  D3 Family Bulldog Fund, LP                 06/04/2008                    4,000         2.93
  D3 Family Canadian Fund, LP                06/04/2008                    2,100         2.93
  D3 Family Fund, LP                         06/06/2008                    9,480         2.95
  D3 Family Bulldog Fund, LP                 06/06/2008                   37,860         2.95
  D3 Family Canadian Fund, LP                06/06/2008                    1,905         2.95
  DIII Offshore Fund, LP                     06/06/2008                    5,524         2.95
  D3 Family Fund, LP                         06/09/2008                   36,255         2.90
  D3 Family Bulldog Fund, LP                 06/09/2008                  156,350         2.90
  D3 Family Canadian Fund, LP                06/09/2008                    4,424         2.90
  DIII Offshore Fund, LP                     06/09/2008                   40,000         2.90
  D3 Family Bulldog Fund, LP                 06/10/2008                    1,800         2.90
  D3 Family Bulldog Fund, LP                 06/11/2008                    2,800         2.94
  D3 Family Fund, LP                         06/12/2008                    5,805         2.93
  D3 Family Bulldog Fund, LP                 06/12/2008                   26,550         2.93
  D3 Family Canadian Fund, LP                06/12/2008                    1,201         2.93
  DIII Offshore Fund, LP                     06/12/2008                    4,950         2.93
  D3 Family Fund, LP                         06/13/2008                    3,200         2.91
  D3 Family Bulldog Fund, LP                 06/13/2008                   15,350         2.91
  D3 Family Canadian Fund, LP                06/13/2008                      450         2.91
  DIII Offshore Fund, LP                     06/13/2008                      814         2.91
  D3 Family Fund, LP                         06/16/2008                    3,800         2.93
  D3 Family Bulldog Fund, LP                 06/16/2008                   11,000         2.93
  DIII Offshore Fund, LP                     06/16/2008                    4,236         2.93
  D3 Family Fund, LP                         06/17/2008                    2,400         2.93
  D3 Family Bulldog Fund, LP                 06/17/2008                    8,600         2.93
  DIII Offshore Fund, LP                     06/17/2008                    4,000         2.93
  D3 Family Fund, LP                         06/18/2008                    1,530         2.91
  D3 Family Bulldog Fund, LP                 06/18/2008                   15,300         2.91
  DIII Offshore Fund, LP                     06/18/2008                    5,770         2.91
  D3 Family Fund, LP                         06/20/2008                    8,800         2.94
  D3 Family Bulldog Fund, LP                 06/20/2008                   21,000         2.94
  DIII Offshore Fund, LP                     06/20/2008                   13,600         2.94
  D3 Family Fund, LP                         06/23/2008                   27,390         2.88
  D3 Family Bulldog Fund, LP                 06/23/2008                  113,360         2.88
  D3 Family Canadian Fund, LP                06/23/2008                    3,135         2.88
  DIII Offshore Fund, LP                     06/23/2008                   25,115         2.88
  D3 Family Fund, LP                         06/24/2008                   51,840         2.64
  D3 Family Bulldog Fund, LP                 06/24/2008                  213,400         2.64
  D3 Family Canadian Fund, LP                06/24/2008                    6,880         2.64
  DIII Offshore Fund, LP                     06/24/2008                   62,680         2.64
  D3 Family Fund, LP                         06/25/2008                   20,600         2.59
  D3 Family Bulldog Fund, LP                 06/25/2008                   79,780         2.59
  D3 Family Canadian Fund, LP                06/25/2008                    4,430         2.59
  DIII Offshore Fund, LP                     06/25/2008                   20,390         2.59

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.

                                D3 Family Fund, L.P., D3 Family Bulldog
                                Fund, L.P., and D3 Family Canadian Fund, L.P.

                                By: Nierenberg Investment Management
                                      Company, Inc.

                                Its: General Partner


June 26, 2008                   By: /s/ David Nierenberg
-------------------------       -----------------------------------
                                David Nierenberg, President

                                DIII Offshore Fund, L.P.

                                By: Nierenberg Investment Management
                                     Offshore, Inc.

                                Its: General Partner


June 26, 2008                   By: /s/ David Nierenberg
-------------------------       -----------------------------------
                                        David Nierenberg, President

                                Nierenberg Investment Management
                                      Company, Inc.


June 26, 2008                   By: /s/ David Nierenberg
-------------------------       -----------------------------------
                                        David Nierenberg, President

                                Nierenberg Investment Management
                                       Offshore, Inc.


June 26, 2008                   By: /s/ David Nierenberg
-------------------------       -----------------------------------
                                        David Nierenberg, President


June 26, 2008                   /s/ David Nierenberg
--------------------------      ------------------------------------
                                      David Nierenberg